Exhibit 99.1

Warren Resources Announces Third Quarter 2015

Financial and Operating Results

•                  Strong gas production of 7.3 billion cubic feet (Bcf) hits upper end of guidance

•                  Consistent oil production of 243 thousand barrels (MBbls) at midpoint of guidance

•                  24% reduction in per unit lease operating expenses (“LOEs”), from $1.80 per million cubic feet equivalent (Mcfe) in the fourth quarter of 2014 to $1.38 per Mcfe in the third quarter of 2015

Denver, November 9, 2015 (GLOBE NEWSWIRE) — Warren Resources, Inc. (Nasdaq: WRES) today reported its third quarter 2015 financial and operating results. While production remains a strong focus, operational efficiency continues to drive down costs, low oil and natural gas prices continue to adversely impact the Company`s financial results and have resulted in a significant impairment of the Company`s producing properties being recorded this quarter.  Warren reported a net loss of $186.1 million, or $2.29 per basic and diluted share, which includes a non-cash ceiling test write-down of its oil and gas properties totaling $175.7 million. This compares to net income of $3.7 million, or $0.05 per basic and diluted share, reported in the third quarter of 2014. Third quarter 2015 adjusted net loss* was $18.3 million compared to adjusted net income of $3.0 million in the third quarter of 2014.

In announcing the results, Lance Peterson, Interim Chief Executive Officer, commented, “Despite the ongoing challenges presented by the sustained commodity market downturn, Warren has continued to execute on its core business strategies of implementing cost reduction and efficiency initiatives, improving liquidity while reducing debt, and promoting best-in-class operations by unlocking value in our current asset base.   In addition, the relocation of the Company’s headquarters to Denver, Colorado, announced on September 30, are expected to consolidate management and result in long term G&A savings. “

Mr. Peterson continued, “Warren’s third quarter production results were strong — with gas production at the upper end of guidance and oil production at the mid-range of guidance.   Warren’s high-quality assets continue to provide a stable source of cash flow while we work on key corporate initiatives to further reduce debt and increase liquidity.  Subsequent to the quarter, we were pleased to announce a series of transactions with our first lien lenders and a new second lien lenders, which not only reduced the outstanding face value of our senior notes but also brought significant additional liquidity into the Company. We also are benefitting from an aggressive hedging program undertaken in the third quarter, with approximately 70% of our estimated PDP gas production hedged through 2016 in the $3.00 range. With regard to liquidity, while we have the cash needed to maintain our current operations, we will have to substantially reduce our debt in order to continue operating in the long run.”

* Please refer to the section titled “Explanation and Reconciliation of Non-GAAP Financial Measures” at the end of this release for additional information on non-GAAP measures including adjusted net income, discretionary cash flow and EBITDA. For adjusted net income, please additionally refer to the footnote in the adjusted net income reconciliation regarding the change in methodology adopted in the third quarter of 2014.

Third Quarter Results

Revenue from oil and gas sales was $19.6 million in the third quarter of 2015, which represents a $19.6 million, or 50%, decrease versus the same quarter in 2014.

Net gas production was 7.3 Bcf (79 Mmcf/d) in the third quarter of 2015 compared with 5.5 Bcf (60 Mmcf/d) in the third quarter of 2014.  This increase in gas production reflects the impact of a full quarter in 2015 versus partial quarter in 2014 of production from the Marcellus Assets that were acquired in the middle of the third quarter of 2014.  The average realized price of natural gas in the third quarter was $1.37 per Mcf, compared to $2.73 per Mcf in the third quarter of 2014.

Net oil production for the third quarter of 2015 was 243 Mbbls (2,641 Bbls/d), compared to 268 Mbbls (2,913 Bbls/d) in the third quarter of 2014. The average realized price per barrel of oil for the three months ended September 30, 2015 and 2014 was $39.68 and $89.77, respectively.

Transportation and gathering revenue, which is derived from fees earned by Warren for transporting third-party gas through our Atlantic Rim intrastate gas pipeline, totaled $1.2 million for the three months ended September 30, 2015 compared to $1.3 million for the three months ended September 30, 2014.

Lease operating expense declined by 10%, to $12.0 million for the third quarter of 2015, compared to $13.3 million in the third quarter of 2014.  This decrease was accomplished despite the inclusion of a full quarter of costs associated with Marcellus production in the third quarter of 2015 versus only a partial quarter in the third quarter of 2014, based on aggressive cost reductions in our California and Wyoming operations. In addition, LOEs per Mcfe also declined versus the fourth quarter of 2014, which was our first full quarter reflecting production from the Marcellus Assets, from $1.80 per Mcfe in the fourth quarter of 2014 to $1.38 per Mcfe in the third quarter of 2015.

Depreciation, depletion and amortization expense increased $2.5 million for the third quarter of 2015 to $18.3 million, a 16% increase compared to the corresponding quarter last year.  This change results from an increase to our full cost pool reflecting the acquisition of the Marcellus Assets during the third quarter of 2014 as well as increased production in the current quarter compared to the same period in the prior year.

The Company recorded a non-cash impairment of $175.7 million at September 30, 2015 relating to our ceiling test write-down of oil and gas properties.  This resulted from the continuation of low oil and natural gas prices, which again resulted in a significant drop in the value of our estimated proved reserves as of September 30, 2015. The trailing twelve-month SEC pricing used in our reserve report for oil decreased 39% from $86.71 at December 31, 2014 to $52.84 at September 30, 2015 and for gas the decrease was 40% from $3.12 at December 31, 2014 to $1.86 at September 30, 2015.  Warren estimates that our proved reserves as of September 30, 2015 were approximately 265.7 Bcfe, and that our PV-10* was approximately $135.3 million.

Pipeline operating expenses for our Atlantic Rim intrastate gas pipeline totaled $0.3 million for the three months ended September 30, 2015, compared to $0.6 million for the three months ended September 30, 2014.

General and administrative expenses increased $1.1 million for the third quarter of 2015 to $4.0 million compared to the same period in 2014.  This increase is the result of a partial release of a litigation accrual during the third quarter of 2014 in connection with a legal settlement, which was mitigated in 2014 by an increase in headcount associated with the expansion of operations in Colorado following acquisition of our Marcellus Assets.  After adjusting for the litigation accrual, G&A remained flat due to substantial head-count reductions and other cuts in overhead and benefits undertaken in 2015.  We have reduced our work force by approximately 25% since the beginning of the year, and are assessing additional reductions and efficiencies that can be implemented in the fourth quarter of 2015 or first quarter of 2016.

Interest and other income was $1.9 million in the third quarter of 2015 and consisted of the sale of surface real estate in the Wilmington Field.

Interest expense increased by $5.2 million to $9.0 million in the third quarter of 2015, compared to the same quarter last year.  This increase reflects a full quarter of interest in 2015 on the Senior Notes issued in relation to the acquisition of Marcellus Assets and the increase in interest that resulted upon replacement of the former credit facility with the current first lien facility.

Derivative gains of $10.6 million were recorded during the third quarter of 2015. This amount reflects $2.6 million of realized gains and approximately $8.0 million of unrealized gains resulting from mark to market accounting of our oil and gas derivatives.

Operational Update

Marcellus Shale, Pennsylvania

Marcellus net production volumes in the third quarter of 2015 were 6.1 Bcf, or 66.3 MMcf/d.

Excluding the impact of hedges, realized natural gas prices averaged $1.29/Mcf in the Marcellus in the third quarter of 2015, compared to $2.57/Mcf in the same quarter in 2014.

Our capital expenditures totaled $3.8 million in the Marcellus in the third quarter of 2015, which were largely related to completion costs associated with the two Upper Marcellus wells drilled during the second quarter of 2015.  Due to the performance of these wells we expect the remaining Upper Marcellus wells have the potential to add approximately 46 additional well locations over our acreage block and could contribute to a significant addition of proved developed and proved undeveloped reserves.

The Marcellus business unit continues to be a strong contributor in driving operational efficiencies, with drilling expenses for the two Upper Marcellus wells drilled this year coming in 5% under budget. We remain focused on identifying further efficiencies in capital expenditures for drilling and completion and also for reductions to LOEs. Warren has also been focused on high-grading future drilling locations.

Wilmington Field, California

Strong net production volumes in California during the third quarter reflect the Company’s expertise in maintaining well performance while continuously driving down costs.

Excluding the impact of hedges, realized oil prices averaged $39.68/Bbl for the third quarter of 2015, compared to $89.77/Bbl in the same period in 2014.

Third quarter capital expenditures for the Wilmington Field were $2.9 million, which were made primarily for facilities and infrastructure costs.

Warren’s operations in California continue to focus on achieving operational efficiency targets, and the team has been successful in decreasing operating costs and capturing efficiency gains.  The Company has targeted operating expense reductions of $5 million to $6 million from 2014 to 2015, and is on track through the first three quarters of 2015 to meet those targets.  Price reductions from service suppliers and contractors, coupled with a decrease in field level activities and well workovers, are the main drivers in the reduction in LOEs year to date.

Wyoming Coalbed Methane (CBM)

Wyoming net production volumes in the third quarter of 2015 were approximately 1.2 Bcf, or 13 MMcf/d, which represents production in the absence of any significant capital expenditures or drilling in that unit.

Excluding the impact of hedges, realized natural gas prices averaged $1.75/Mcf in Wyoming in the third quarter of 2015, compared to $3.10/Mcf in the same period in 2014

Warren’s operations in Wyoming are focused on optimizing current production levels and reducing LOEs and supplier costs while continuing to explore strategic options with respect to this asset that will allow the Company to focus on our operating interest in the deep rights located below the Mesa Verde formation (59,000 net acres).   The deep acreage is prospective for oil and gas bearing formations including the Sussex, Shannon, Niobrara, Frontier and Dakota.  In any strategic transaction, Warren expects to retain a significant interest in the Wyoming deep rights and remain aligned with our strategic focus on assets with high growth potential.

On November 5, 2015, Escalera Resources Co. announced that it had filed a voluntary Chapter 11 bankruptcy petition in the U.S. Bankruptcy Court for the District of Colorado. Accordingly, Warren does not expect to consummate the previously announced sale of CBM assets to Escalera and is taking steps to terminate the agreements. Warren continues to consider all strategic options for these assets.

Debt and Liquidity

Warren exited the third quarter of 2015 with approximately $9.5 million in cash. For the nine months ended September 30, 2015 cash flow provided by operating activities was $6.3 million and cash flow from financing activities was $30.4 million, offset by cash used in investing activities of $28.9 million. As of November 9, 2015, the total cash on hand was approximately $30.7 million.

Cash provided by operating activities was primarily generated by oil and gas operations. Cash used in investing activities was primarily spent on capital expenditures for the development of oil and gas properties.  Cash provided by financing activities primarily represents the funds received from our first lien lender.

Capital expenditures for the third quarter of 2015 were approximately $6.7 million, compared to $4.1 million in second quarter of 2015 and $7.9 million in the first quarter of 2015.

As of September 30, 2015, the Company had $230.4 million outstanding in face value of unsecured 9.000% senior notes due in 2022 (“Senior Notes”). Substantially all of these Senior Notes were registered with the SEC as the result of an exchange offer consummated by the Company on July 27, 2015. Subsequent to the quarter on October 22, 2015, Warren entered into a privately negotiated second lien credit facility and exchange offer, pursuant to which the outstanding face value of the Senior Notes has been further reduced to approximately $167 million as of November 9, 2015.

Under the terms of the second lien transaction, Warren entered into approximately $51.0 million of five year second lien term loans and issued approximately 4,000,000 shares of its common stock to exchanging noteholders in exchange for approximately $63.1 million of its outstanding face value of Senior Notes (plus accrued interest) and approximately $11.0 million of new money from such exchanging noteholders. The new second lien debt bears interest at 12% per year, with interest payable semi-annually in arrears, and includes a feature that permits Warren to capitalize and accrue (“PIK”) a significant portion of this interest instead of paying it in cash as it accrues for the first 36 months. The Company may PIK up to all of the 12% per year in interest for the first 18 months and up to 3% per year for the next 18 months before being required to pay all interest in cash thereafter.

In addition, in connection with closing of the second lien loan transaction, the Company also entered into certain amendments to its first lien facility on October 22, 2015 in order to obtain consent for the second lien transaction. The amendments to this facility included an escalation of certain covenants, including a requirement that the ratio of consolidated first lien debt to trailing twelve month EBITDA not exceed 5.5 times as of June 30, 2016 (the “June 2016 Maintenance Covenant”), and a requirement that access to any of the remaining $15 million under the delayed draw feature shall be solely at the discretion of the first lien lender.  The annual interest rate on borrowings under the first lien credit facility is 8.5% plus LIBOR for the applicable LIBOR period (with a minimum LIBOR rate of 1%). At present, the interest rate is 9.5%.

As of September 30, 2015, Warren had approximately $219.7 million in secured debt outstanding under its first lien credit facility and, as a result of the first and second lien transactions and additional borrowings made under the first lien delayed draw feature, as of November 9, 2015, this amount had increased to $234.7 million and $51.0 million outstanding under its first and second lien facilities, respectively.

We believe the additional liquidity from our new first and second lien facilities, when combined with operational cash flows, will be sufficient to maintain operations without additional borrowing well into 2016, if not beyond. However, although we are not subject to borrowing base redeterminations on these new facilities, we are subject to a variety of restrictions under these new facilities, including the June 2016 Maintenance Covenant coming into effect on June 30, 2016. While Warren continues to aggressively review opportunities for further strategic refinancing that will reduce the outstanding principal amount of our debt, provide us with additional liquidity and give us an opportunity to reduce our cash interest expense going forward, compliance with the June 2016 Maintenance Covenant poses challenges as EBITDA and cashflow levels continue to decline. Accordingly, ongoing compliance with financial covenants remains an area of risk and focus for the Company, and, if we are unable to execute on an aggressive program of deleveraging and benefit from significant improvements in commodity pricing, we will need a waiver or amendment of the June 2016 Maintenance Covenant in order to avoid a default and continue operating.

Full Year 2015 Operational Forecast

Warren expects to continue experiencing strong total production, primarily due to continued outperformance of gas production from the Marcellus as compared to the company’s internal type curves.  In addition, with a relatively moderate projected base production decline rate in its waterflood properties in California’s Wilmington field and a strong inventory of locations in that field, we believe Warren is well positioned to return to oil production growth in the event that the reserves become economic.

Budgeted capital expenditures for 2015 remain at $21 million, nearly all of which have already been incurred.

The table below sets forth Warren’s net production forecast for full year 2015 based on the information available at the time of this release.

Full Year ending
December 31, 2015
Oil (MBbl)	950 – 1,000
Gas (MMcf)	28,000 – 29,000
Oil Equivalent (MBoe)	5,617 – 5,833
Gas Equivalent (MMcfe)	33,700 – 35,000

Hedges

The Company’s current hedges in place as of November 9, 2015 are as noted in the table below:

Benchmark	Type	Period	Quantity	Price
NYMEX Oil	Swap	11/01/15- 03/31/16	250 Bbl/d	$62.92
NYMEX Oil	Collar	11/01/15- 03/31/16	500 Bbl/d	$50.00 - $64.00
NYMEX Oil	Collar	04/01/16- 06/30/16	250 Bbl/d	$55.00 - $69.97
NYMEX Oil	Collar	01/01/16- 12/31/16	500 Bbl/d	$50.00 - $71.50
NYMEX Oil	Collar	11/01/15- 12/31/15	500 Bbl/d	$50.00 - $68.15
NYMEX Gas	Swap	01/01/16- 03/31/16	5,000 MMBtu/d	$3.02
NYMEX Gas	Swap	01/01/16- 10/31/16	15,000 MMBtu/d	$2.93
NYMEX Gas	Swap	01/01/16- 12/31/16	15,000 MMBtu/d	$3.16
NYMEX Gas	Swap	01/01/16- 03/31/16	15,000 MMBtu/d	$3.18
NYMEX Gas	Swap	03/01/16- 10/31/16	10,000 MMBtu/d	$2.72

Conference Call

A conference call with investors, analysts and other interested parties is scheduled for 8:30 a.m. Eastern Time on Monday, November 9, 2015 to discuss Warren’s third quarter 2015 financial and operating results.  To listen to the conference call by phone, callers in the United States and Canada can dial (888) 647-6051, or if international dial (440) 996-5708. The conference ID number is 70943569.

Financial and Statistical Data Tables

Following are financial highlights for the comparative three and nine months ended September 30, 2015 and September 30, 2014.  All production volumes and dollars are expressed on a net revenue interest basis.

WARREN RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
	(in thousands, except share		(in thousands, except share
	and per share data)		and per share data)
	2015	2014	2015	2014
Operating revenues
Oil and gas sales	$19,613	$39,175	$69,290	$105,627
Transportation revenue	1,191	1,338	3,509	4,082

Total revenues	20,804	40,513	72,799	109,709

Operating expenses
Lease operating expense and taxes	12,034	13,337	37,413	32,046
Depreciation, depletion and amortization	18,318	15,844	54,750	36,733
Impairment	175,744	—	350,625	—
Acquisition Expense	—	4,080	—	4,080
Transportation expenses	256	558	1,243	1,674
General and administrative	3,994	2,898	12,800	10,731

Total operating expenses	210,346	36,717	456,831	85,264

Income (loss) from operations	(189,542)	3,796	(384,032)	24,445

Other income (expense)
Interest and other income	1,926	17	6,047	2,379
Gain on debt extinguishment	—	—	14,407	—
Interest expense	(8,967)	(3,783)	(20,935)	(5,182)
Loss on contingent consideration	(130)	—	(400)	—
Gain on derivative financial instruments	10,644	3,699	11,304	1,038

Total other income (expense)	3,473	(67)	10,423	(1,765)

Income (loss) before taxes	(186,069)	3,729	(373,609)	22,680

Deferred income tax expense (benefit)	(8)	4	—	(10)

Net income (loss)	(186,061)	3,725	(373,609)	22,690

Less dividends and accretion on preferred shares	2	2	7	8

Net income (loss) applicable to common stockholders	$(186,063)	$3,723	$(373,616)	$22,682

Earnings (loss) per share — Basic	$(2.29)	$0.05	$(4.61)	$0.30
Earnings (loss) per share — Diluted	$(2.29)	$0.05	$(4.61)	$0.30

Weighted average common shares outstanding — Basic	81,203,466	78,549,255	81,092,772	75,121,693
Weighted average common shares outstanding — Diluted	81,203,466	78,874,219	81,092,772	75,314,166

Production Volumes and Commodity Price Realizations

	For the Three Months Ended September 30 (unaudited)
	2015	2014

Production:
Gas — MMcf	7,288	5,537
Oil — MBbls	243	268
Total Equivalents (MBoe)	1,458	1,191
Total Equivalents (MMcfe)	8,748	7,146

Realized Prices (before hedges):
Gas ($/Mcf)	$1.37	$2.73
Oil — ($/Bbl)	39.68	89.77
Total Equivalents ($/Boe)	13.45	32.90
Total Equivalents ($/Mcfe)	2.24	5.48

Explanation and Reconciliation of Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes certain non-GAAP measures provide useful information for investors because the Company utilizes non-GAAP measures internally to evaluate the performance of its operations, and many of those same measures are commonly used by industry analysts to evaluate a company’s operations, as well as for comparison purposes to industry peers.

•                  Adjusted net income (loss), a non-GAAP measure, excludes from the calculation of net income, the impact of unrealized non-cash gains or losses related to the mark to market of hedging contracts, as well as other non-recurring items and other extraordinary items. Management views this measure as offering a more accurate picture of our current business operations because unrealized hedging gains and losses are accounting adjustments and have no cash impact on our operations. Additionally, by excluding non-recurring items, adjusted net income enables a better comparison of the ongoing prospects of the business to previous periods.

•                  The PV-10 value represents a non-GAAP measure that differs from the standardized measure of discounted future net cash flows presented in Warren’s Form 10-K, which includes the effect of future income taxes. The standardized measure of discounted future net cash flows represents the present value of future cash flows attributable to our proved oil and natural gas reserves after income tax, discounted at 10%. The PV-10 value represents the present value of future cash flows attributable to our proved oil and gas reserves before income tax, discounted at 10% per annum. We use PV-10 value when assessing the potential return on investment related to our oil and gas properties. Although it is a non-GAAP measure, we believe that the presentation of the PV-10 value is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our proved reserves prior to taking into account future corporate income taxes and our current tax structure.

Investors should not consider these non-GAAP measures in isolation or as substitutes for income or loss from operations, cash flow from operations or any other measures for determining a Company’s operating performance that is calculated in accordance with GAAP. In addition, because adjusted net income is a non-GAAP measure, it may not necessarily be comparable to similarly titled measures employed by other companies or research analysts, which may calculate these figures differently than we do, limiting their usefulness as comparative measures. A reconciliation of net income to adjusted net income for the three months and year ended September 30, 2015 and 2014 is provided in the table below.

Adjusted Net Income (Loss)

The following table reconciles net income applicable to common shares to adjusted net income (loss) (in thousands):

	For the Three Months Ended September 30
	2015	2014

Net income (loss) applicable to common shares	$(186,063)	$3,723
Unrealized derivative (gains) losses	(8,000)	(3,688)
Litigation Expense (gain)	—	(1,100)
Acquisition Expense	—	(4,080)
Impairment expense	175,744	—
Adjusted net income (loss)	$(18,319)	3,015
Adjusted net income (loss) per fully diluted share	$(0.23)	$0.04

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the acquisition, exploration, development and production of domestic oil and natural gas reserves. Warren’s activities are primarily focused on oil in the Wilmington field in the Los Angeles Basin in California, natural gas in the Marcellus Shale in Pennsylvania, and an undeveloped acreage position in the Washakie Basin of Wyoming.

Forward-Looking Statements

Portions of this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. A number of factors may cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to: changes in oil and gas prices and hedging activities undertaken in relation thereto; changes in expected levels of oil and gas reserve estimates and production estimates; the inability to drill wells on a substantial portion of our acreage due to insufficient capital, market conditions or other factors; the timing and results of drilling and other development activities; any inability to hold substantial leases; governmental and environmental regulations and permitting requirements and delays; the availability of capital and credit market conditions; unsuccessful exploratory activities; unexpected cost increases; delays in completing production, treatment and transportation facilities; the availability and cost of obtaining equipment and technical personnel; operating hazards; risks associated with the availability of acceptable transportation arrangements; unanticipated operational problems; potential liability for remedial actions under existing or future environmental regulations; changes in tax, environmental and other laws applicable to our business as well as general domestic and international economic and political conditions; concentration of customers; inability to replace reserves as they are produced; climate change; computer security breaches; and factors that may affect our common stock including the numbers of shares subject to registration rights; stock price volatility; anti-takeover measures in our organizational documents; and any failure to make appropriate assumptions or estimates in the preparation of our financial statements or to maintain adequate internal control over financial reporting. All forward-looking statements are made only as of the date hereof and, unless legally required, the Company undertakes no obligation to update any such statements, whether as a result of new information, future events or otherwise. Further information on risks and uncertainties that may affect Warren’s operations and financial performance, and the forward-looking statements made herein, is available in the Company’s filings with the Securities and Exchange Commission (www.sec.gov), including its Annual Report on Form 10-K under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other public filings and press releases.

CONTACT:        Raymond Deacon, Investor Relations

(212) 697-9660